EXHIBIT 99.1

In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor's Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):	October 1, 2015 through December 31, 2015

Beginning Cash Balance:	$15,304,404

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$156,320

Collection of Accounts Receivable:	$170,104

Proceeds from Litigation / Settlement:	$971,054

Sale of Debtor’s Assets:	$0

Other Cash Receipts /Transfers:	$196,773

Total of cash received:	$1,494,252

Total of cash available:	$16,798,656

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$0

Disbursements made pursuant to the administrative claims of bankruptcy professionals:	$1,340,581

All other disbursements made in the ordinary course:	$508,816

Total Disbursements	$1,849,397

Change in Short-term Investments as allowed by U.S.C. Section 345(b) and the Liquidating Trust Agreement	$11,747,074

Ending Cash Balance:	$3,202,184

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

January 28, 2016	/s/ John Maciel	Chief Financial Officer
Date	Name/Title

WMI Liquidating Trust
December 2015 Quarterly Summary Report -- UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

15	Rollforward of Liquidating Trust Interests

16	Next Dollar Analysis -- December 31, 2015

17	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of  WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from October 1, 2015 through December 31, 2015, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2).  This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer.  This Quarterly Summary Report was prepared in accordance with liquidation basis accounting.  The financial data reflected in this document is not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation.  Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”).  Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results.  This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code with the Bankruptcy Court.  Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759].  After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”).  WMI emerged on the Effective Date as a newly reorganized company, WMIH Corp. (formerly known as WMI Holdings Corp, “Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement, dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and  Delaware Trust Company (formerly known as CSC Trust Company of Delaware) as the Delaware resident trustee (the “Resident Trustee”) (as amended, the “Liquidating Trust Agreement”).  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed.  The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement.  The Trust had an initial term of three years from the Effective Date, subject to extension for up to an additional three (3) years (subject to certain limited exceptions) with the approval of the Bankruptcy Court.  On January 5, 2015, the Trust filed a motion for an order authorizing the extension of the three-year term of the Trust for three (3) years (the “Extension Motion”).  On January 23, 2015, the Extension Motion was approved by the Bankruptcy Court, extending the Trust’s term for a period up to March 19, 2018.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court.  The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets.  For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes.  Valuation of assets requires management to make difficult estimates and judgments.   Management used the services of an independent valuation firm to make its estimates for select assets.  Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results.

Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported.  Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC,” under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for each fiscal year ending December 31.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report.  However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement.  In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains links to the Trust’s filings with the SEC and documents filed with the Bankruptcy Court, including the Plan and Disclosure Statement.

WMI Liquidating Trust
December 2015 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Quarterly

	For the Quarter ended December 31, 2015

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - September 30, 2015	$4,240,316	$-	$11,064,088	$-	$15,304,404

Receipts
Interest /Investment Income Received	155,052	-	1,268	-	156,320
Treasury Bill accretion	-	-	-	-	-
Sale / Monetization of Debtor's assets	-	-	-	-	-
Collection of tax receivable	-	-	-	-	-
Proceeds from Litigation	971,054	-	-	-	971,054
Proceeds from run-off notes	91,135	-	78,969	-	170,104
Distribution from subsidiaries	-	-	-	-	-
Reimbursement for tax professional fees	-	-	-	-	-
Other receipts	196,774	-	-	-	196,774
Total Receipts	1,414,015	-	80,237	-	1,494,252

Transfers
Disallowance of disputed claims	-	-	-	-	-
Allowance of disputed claims	-	-	-	-	-
Allowance of unreserved claims	-	-	-	-	-
Distribution to disputed Liquidating Trust Interests	-	-	-	-	-
Claims disallowed for non-release	-	-	-	-	-
Release from litigation reserve	-	-	-	-	-
Other transfers	-	-	-	-	-
Total transfers	-	-	-	-	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	593,892	-	-	(593,892)	-
Disbursements to newly released / allowed claims	-	-	-	-	-
Other disbursements to allowed claimants (taxes, releases, etc)	-	-	-	-	-

Disbursements made for bankruptcy expenses
For services prior to the effective date	-	-	-	-	-
For services after the effective date	1,340,581	-	-	-	1,340,581

Disbursements in ordinary course:
Salaries and benefits	312,342	-	-	-	312,342
Travel and other expenses	5,420	-	-	-	5,420
Occupancy and supplies	66,858	-	-	-	66,858
Other outside services	4,790	-	-	-	4,790
Other disbursements	31,408	-	-	-	31,408
Trust Advisory Board fees and expenses	87,999	-	-	-	87,999
Disbursements in ordinary course	508,816	-	-	-	508,816

Total Disbursements	2,443,289	-	-	(593,892)	1,849,397

Change in Short-term Investments
Purchase of U.S. Agency Securities	876,802	-	10,870,272	-	11,747,074

Ending Cash and Cash Equivalants	2,334,239	-	274,053	593,892	3,202,184

Ending Short-Term Securities	25,622,628		75,621,031		101,243,659

Total Cash and Short-Term Securities	27,956,868	$-	$75,895,084	$593,892	104,445,844

WMI Liquidating Trust
December 2015 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Cumulative

	From the Effective Date through December 31, 2015

	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	315,655	-	231,729	10,158	557,542
Treasury Bill accretion	39,477	-	354,594	-	394,071
Sale / Monetization of Debtor's assets	3,915,259	-	-	-	3,915,259
Collection of tax receivable	44,700,000	-	-	-	44,700,000
Proceeds from Litigation	26,649,429	-	-	-	26,649,429
Proceeds from run-off notes	53,540,028	-	1,404,817	-	54,944,845
Distribution from subsidiaries	3,431,878	-	-	-	3,431,878
Reimbursement for tax professional fees	1,455,407	-	-	-	1,455,407
Other receipts	3,883,707	-	12,591	904,550	4,800,847
Total Receipts	137,930,841	-	2,003,731	914,708	140,849,278

Transfers
Disallowance of disputed claims	644,341,111	-	(644,341,111)	-	-
Allowance of disputed claims	-	-	(59,241,613)	59,241,613	-
Allowance of unreserved claims	(150,528)	-	-	150,528	-
Distribution to disputed Liquidating Trust Interests	(51,813,772)	-	51,813,772	-	-
Claims disallowed for non-release	14,213,262	-	-	(14,213,262)	-
Release from litigation reserve	13,962,353	(13,962,353)	-	-	-
Other transfers	1,527,305	-	-	(1,527,305)	-
Total transfers	622,079,731	(13,962,353)	(651,768,952)	43,651,574	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	745,040,713	-	-	(11,530,967)	733,509,746
Disbursements to newly released / allowed claims	-	-	-	97,721,880	97,721,880
Other disbursements to allowed claimants (taxes, releases, etc)	44,004	-	-	11,520,334	11,564,338

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	-	-	-	49,874,229
For services after the effective date	63,315,784	6,037,647	-	-	69,353,431

Disbursements in ordinary course:
Salaries and benefits	6,910,470	-	-	-	6,910,470
Travel and other expenses	247,990	-	-	-	247,990
Occupancy and supplies	1,912,146	-	-	-	1,912,146
Other outside services	1,496,849	-	-	-	1,496,849
Other disbursements	533,152	-	-	-	533,152
D&O Insurance	597,325	-	-	-	597,325
Trust Advisory Board fees and expenses	1,944,237	-	-	-	1,944,237
Disbursements in ordinary course	13,642,168	-	-	-	13,642,168

Total Disbursements	871,916,898	6,037,647	-	97,711,247	975,665,792

Change in Short-term Investments
Purchase of U.S. Agency Securities	25,877,155	-	75,740,366	-	101,617,522

Ending Cash and Cash Equivalants	2,334,240	-	274,052	593,892	3,202,184

Ending Short-Term Securities	25,622,628		75,621,031		101,243,659

Total Cash and Short-Term Securities	$27,956,868	-	$75,895,084	593,892	$104,445,844

WMI Liquidating Trust
December 2015 Quarterly Summary Report - UNAUDITED
Statements of Net Assets in Liquidation
(Liquidation Basis)

	12/31/2015	Effective Date
Assets:
Cash and short-term investments	$27,956,868	$140,117,720
Cash held in reserve for litigation costs	-	20,000,000
Cash and short-term investments - DCR	75,895,084	725,779,642
Other restricted cash	593,892	53,738,857
Total cash and and short-term securities	104,445,844	939,636,219

Income tax receivable	51,300,000	96,000,000
Runoff notes	249,781	127,851,091
Runoff notes held in reserve for disputed claims	224,280	1,232,742
Investment in subsidiaries	231,325	3,715,263
Directors and officers litigation	1,888,678	-
Prepaid expenses	982,252	948,080
Other assets	50,041	2,285,732
Total assets	$159,372,201	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$-	$94,112,477
Cash held for allowed claimants	593,892	53,471,976
Estimated costs to operate trust (See Notes 2 and 9 for further information)	21,832,113	40,000,000
Accounts payable	44,754	6,123,945
Accrued wages and benefits	612,883	18,261
Other accrued liabilities	863,357	133,441
Accrued liabilities - DCR	2,535	-
Total liabilities	23,949,534	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	76,116,829	727,012,384
Net assets available to Liquidating Trust Interests	59,305,838	250,796,644
Total net assets	135,422,667	977,809,028

Total liabilities and net assets	$159,372,201	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust
December 2015 Quarterly Summary Report - UNAUDITED
Statement of Changes in Net Assets in Liquidation
(Liquidation Basis)

	Quarter Ended 12/31/2015	Cumulative to Date

Net assets, beginning:	140,163,795	977,809,028

Income
Interest / Investment income	68,735	33,538,135
Litigation Proceeds	970,953	26,649,328
Earnings / (Losses) from subsidiaries	15,153	(52,060)
Recovery of/(Additional) pre-effective expense	14,742	66,339,177
Other income / (Expense)	1,012	3,285,971
Total income	1,070,595	129,760,552

Expenses
Payroll and benefits	312,576	5,708,406
Occupancy and supplies	45,278	1,213,070
Professional fees & services	1,389,397	65,610,789
Other expenses	6,388	2,504,244

Total operating expenses	1,753,639	75,036,509
Change in reserve for costs to operate trust	3,087,131	(18,167,888)
Litigation expenses	-	5,875,843
Added / (Reduced) Expense	4,840,770	62,744,465

Changes in Market Value
Directors & Officers litigation receivable	(377,061)	1,888,678
Total changes in market value	(377,061)	1,888,678

Other items
Allowed Claims	-	(59,241,601)
Disbursement to Liquidating Trust Interests - cash	(593,892)	(745,040,713)
Disbursement to Liquidating Trust Interests - runoff notes	-	(106,627,732)
Other disbursements	-	(381,080)
Total changes in Net Assets	(4,741,128)	(842,386,361)

Net assets, ending	135,422,667	135,422,667

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1:  Establishing the Trust

The Plan provides for the creation of the Trust.  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full as part of the Initial Distribution made on or about March 23, 2012, or whose claim was disputed or otherwise unresolved.  The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries.  The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid claims against or equity interests in the Debtors (“Liquidating Trust Interests” or “LTIs”).  The LTIs are not transferable except by will, intestate succession or operation of law.  The outstanding balance for LTIs as of December 31, 2015 is reported on the “Rollforward of Liquidating Trust Interests” included in this report.

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to distributions from or by the Trust in accordance with the subordination provisions of the Plan.  If distributions from the Trust become available to creditors and former holders of equity securities issued by WMI who provided timely releases in accordance with the plan, and who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”).  Holders of claims which have not been allowed did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims.  Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes.  A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation.  See Note 4.

Note 2:  Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with FASB Accounting Standards Update 2013-07 (“ASU 2013-07”).  Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in ASU 2013-07 include:

●
Presentation of an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

●	An entity should recognize and measure its liabilities in accordance with U.S. GAAP that otherwise applies to those liabilities.

●
Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation.  The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation.  Such a report is inherently uncertain, as it is based on estimates and assumptions.  The cash amounts actually received and paid could be materially different than the reported balances.

●
The entity is required to accrue and separately present the costs that it expects to incur, and the income that it expects to earn, during the expected duration of liquidation, including any costs associated with the sale or settlement of those assets and liabilities.

On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust.  Due to the passage of time and the ongoing nature of certain litigation and claims reconciliation, the actual and expected operating costs have increased over time.  As part of the annual 2016 budgeting process (and consistent with its prior practice), management has reevaluated the ongoing operations of the Trust, including costs and expenses to litigate the Trust’s objections to remaining disputed claims, including the employee claims litigation (as discussed below in Note 9) and to monetize the Trust’s remaining assets.  As a result of the reevaluation, management expects that such costs will exceed the current Operating Reserve, before adjustment.  Based on current conditions, management estimates total expenses for the remainder of the Trust through March 19, 2018 to be approximately $21.8 million.  Therefore, management has recorded an increase of $4.8 million to the Trust’s Operating Reserve for the quarter ending December 31, 2015.  The Trust currently estimates total costs from the Effective Date through the end of the Trust to be $96.9 million.

The Trust does not have predictable revenue-generating operations; therefore, in an effort to ensure that the Trust has adequate funds on hand to fund the possible increase in operational costs associated with, among other things litigating employee claims to final resolution, as of December 31, 2015, the Trust withheld $4.7 million from funds otherwise available for distribution.  After giving effect to this additional “hold-back,” total funds available for operational purposes totals approximately $28.5 million.

Note 3:  Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide that the Trust will make distributions on at least a quarterly basis, subject to availability and certain exceptions.  No material cash has been generated since the last Distribution Date.  Therefore, while the next regularly scheduled Distribution Date is February 1, 2016, the Trust will not make a quarterly cash distribution to LTI holders on that date.

During the quarter, the Trust performed a final reconciliation of the amount received from litigation proceeds and the amount distributed to Reorganized WMI on behalf of LTI holders who elected to receive common stock in Reorganized WMI to settle their claims.  It was determined that excess funds had been remitted to Reorganized WMI.  Therefore, the Trust collected $593,892 from Reorganized WMI to be distributed to LTI holders who made the common stock election.  The funds are recorded as restricted cash and will be distributed to LTI holders who made the election to supplement the distribution that was made on or about August 1, 2015.

Note 4:  Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing.  The amounts retained are calculated as if each of the claims were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes.  Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all

___________________________
1 On the balance sheet, the item titled “Estimated cost to operate trust” is herein referred to as “the Operating Reserve.”

distributions from such reserve are taxable to the reserve as if sold at fair market value.  Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original claim or equity interest of such recipient.

On the Statement of Net Assets, as of December 31, 2015, DCR assets include cash and investment securities of $75.6 million and $224,280 of Second Lien Runoff Notes (including interest).  The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust.  Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed.  For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve” included in this report.

Note 5:  Reserve for Litigation Costs

The Plan required that the Trust set aside $20.0 million (the “Litigation Reserve”) to pursue recoveries from pending and future investigations, litigations (other than tax-related litigation) and to defend certain claims.  Because it had not been determined whether and to what extent such funds would actually be used, the Trust did not, upon emergence, record a liability for such costs and the Trust reports these litigation costs as they are incurred.  Nevertheless, the Trust does report the cash held on account of the Litigation Reserve as a separate line item on the Statement of Net Assets and the activity is disclosed on the Schedule of Cash Receipts and Disbursements.

Cumulative-to-date, $5.9 million has been incurred and paid to professionals representing the Trust in connection with litigations and claims.  No further costs or expenses for litigating affirmative claims are anticipated during the remainder of the Trust’s expected life and no funds remain in the Litigation Reserve. Based on the foregoing, the Litigation Subcommittee of the TAB has been suspended; the subcommittee may be reestablished should the need arise.

Note 6:  Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future net tax refunds payable on account of consolidated federal income tax returns and on account of consolidated, combined or unitary state returns filed by WMI and its subsidiaries (the “WMI Group”) for all tax years prior to 2009 on a 20% / 80% pro rata basis, respectively.  There are several litigations and refunds remaining at the federal and state tax levels.  Total net refunds remaining are estimated to be between $150 and $400 million, of which the Trust would receive between $30 and $80 million.  An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement (“GSA”).  Taking into account the refunds previously received, a balance of $51.3 million represents management’s estimate of the Trust’s share of the net tax refunds remaining.

WMI initiated a suit in the U.S. District Court of Western Washington at Seattle (“District Court”) and two suits in the United States Court of Federal Claims (“Court of Claims”) claiming federal tax refunds for deductions for the amortization and abandonment of certain intangible assets by a predecessor corporation in the 1990 through 1995 and the 1998 tax years.  In addition to claiming deductions relating to certain intangible assets in the Court of Claims suit for 1995, WMI claimed a refund for taxes paid as a result of an Internal Revenue Service (“IRS”) audit adjustment accelerating the recognition of certain income into the 1995 tax year.

In the Court of Claims actions, the IRS and the WMI Group have reached a settlement in principle with the IRS with respect to the portion of the Court of Claims action dealing with the acceleration of recognition of certain income into the 1995 tax year.  The Trust filed its motion for approval of the settlement by the Bankruptcy Court on April 23, 2014.  Such motion was approved by the Bankruptcy Court on May 31, 2014.  This settlement is subject to review by the U.S. Department of Justice and the Congressional Joint Committee on Taxation.  If approved by all parties, the WMI Group would be entitled to a net tax refund of approximately $42.9 million plus interest and return of penalties, if any.  The Trust is entitled to 20% of this refund pursuant to the GSA.  On November 23, 2015, the U.S. Department of Justice completed its review of the settlement and forwarded the settlement to the Congressional Joint Committee on Taxation.  The remaining Court of Claims actions will be litigated in a trial currently expected to commence in February 16, 2016.

In the District Court action, the court initially ruled against WMI on summary judgment as to the legal issue of whether the taxpayer was entitled to a tax basis in the specified assets.  The U.S. Court of Appeals for the Ninth Circuit reversed the decision of the District Court and remanded the case back to the District Court to make a determination of tax basis and the corresponding amount of tax refunds.  A trial to determine the amount of tax basis was held in December 2012.  On February 10, 2014 the District Court issued its opinion dismissing WMI’s claim for a refund.  In its ruling, the District Court held that WMI failed to carry its burden of proof as to the amount of the deduction being claimed.  In addition, the District Court found that Home Savings (a predecessor bank to WMB) did not permanently abandon its right to operate in Missouri in 1993.  On April 8, 2014, the WMI Group filed notice that it is appealing this decision to the United States Court of Appeals for the Ninth Circuit.  The parties have completed briefing the matter.  A hearing date has not been scheduled.

WMI also has various state income tax refund claims outstanding with two states, including the potential California refund discussed below, which primarily resulted from the filing of amended state income tax returns which reported IRS audit adjustments. One state has proposed offsets to the claimed refund amounts as a result of tax deficiencies asserted after that state’s audit of WMI and its subsidiaries’ originally filed returns. In January 2016, the Trust and the State of Illinois executed a settlement agreement resolving all outstanding issues in dispute.  This resolution will result in a refund of approximately $620,374 plus interest, to be paid to the Tax Refund Escrow account.  The Trust’s portion of this refund under the GSA is approximately $124,075, before interest.

There remains approximately $34 million of potential refunds due to the WMI Group from California relating to tax years of HF Ahmanson and Subsidiaries, a predecessor group of corporations.  The final amount of the refund and the timing of payment is dependent on the outcome of the Trust’s current litigation with the IRS in the Court of Claims action seeking refunds relating to the IRS acceleration of the recognition of income into 1995, an issue which has been settled subject to review by the Congressional Joint Committee on Taxation as discussed above.  If the settlement is approved or if the Trust prevails in the litigation with the IRS on this matter, the Trust will receive approximately $6.8 million, in accordance with the tax refund allocations set forth in the GSA.  If the settlement is not approved and the IRS prevails in this litigation, the Trust should receive approximately $2.0 million to $2.4 million.

Note 7:  Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000.00, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable).  The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc. (“WMMRC”), which is a wholly-owned subsidiary of Reorganized WMI.

Pursuant to the Plan, creditors were entitled to elect a distribution of Runoff Notes in lieu of cash received on the Effective Date.  To the extent that eligible creditors did not elect all of the Runoff notes, any remaining balance of the Runoff Notes was transferred to the Trust.  The Trust received the majority of the Runoff Notes issued on the Effective Date.  On or about May 1, 2014, the Trust distributed approximately $106.6 million of Runoff Notes, which distribution included $81 million of First Lien Runoff Notes and $25 million of Second Lien Runoff Notes.  In that distribution, the DCR received $1.8 million of First Lien Runoff Notes (including interest) and $569,378 of Second Lien Runoff Notes (including interest).  Since that time, as claims have been disallowed from time to time, the DCR has released Runoff Notes to the Trust and any Runoff Notes so released have been recorded on the Trust’s balance sheet as unencumbered assets.

Since the distribution of Runoff Notes in May 2014, we understand that Reorganized WMI has fully redeemed the First Lien Runoff Notes.  On December 1, 2015, Reorganized WMI made a partial redemption of the Second Lien Runoff Notes.  The Trust received $80,488 and the DCR received $69,499, respectively, of principal note reduction.  On December 1, 2015, Reorganized WMI also paid interest on the Second Lien Runoff Notes.  The Trust received $10,647, and the DCR received $9,470, respectively, of interest on Second Lien Runoff Notes.  As of December 31, 2015, the Trust owned $249,781 of Second Lien Runoff Notes, including interest and the DCR owned $224,280 of Second Lien Runoff Notes, including interest.

Note 8:  Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests.  A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date.  The shares and any cash that may be distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust.  The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow.  The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above).  All expenses of administering the Disputed Equity Escrow (other than taxes) are borne by the Trust.  Costs incurred cumulative-to-date total $7,500.

As of December 31, 2015, there were approximately 1.5 million shares of Reorganized WMI common stock in the Disputed Equity Escrow.

Note 9:  Employee Related Claims

As of December 31, 2015, the DCR held $64.8 million of cash and $0.3 million of Runoff Notes in reserve on account of the Employee Claims, with the aggregate remaining amount of those claims totaling approximately $62.0 million after the application of the Section 502(b)(7) Cap (as defined below).
As previously disclosed, the Trust entered into settlements in principle with 56 of the Remaining Claimants representing over $90 million of disputed claims.  Since then, the FDIC and Board of Governors of the Federal Reserve System (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called "golden parachute" regulations with respect to certain benefits for which these claimants are seeking payment.  As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process.  In response to the Trust's letter request on behalf of the 32 claimants, by letter, dated July 16, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute" regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  The Trust filed such application on August 14, 2013 (the “First Application”).  On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such "golden parachute" regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Bankruptcy Court.  On April 22, 2014 (the “April Letter”), the Trust received a response to its August 14, 2013 letter stating that all but a small number of the agreements related to the remaining non-settled claims are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  During the pendency of the First Application, of the thirty-two (32) claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process: (1) one has been paid due to the de minimis amount of such settlement; (2) one has withdrawn his claim; (3) one claimant was added to the First Application in light of a subsequent settlement; (4) upon discussion with the FDIC, one claimant was paid and consequently withdrawn from the First Application; and (5) several claimants have notified the Trust of their termination of their respective stipulations.  By letter, dated October 15, 2014, the FDIC denied the First Application in its entirety (the “Final FDIC Determination”).  On March 23, 2015, and consistent with the April Letter determination, the Trust filed a second application (the “Second Application”) with the FDIC and FRB requesting authorization to make payments to both the settling claimants and the non-settling claimants and a determination as to whether payment, in any amount, to any of such claims would be appropriate.  By letter, dated May 1, 2015, the FDIC denied the Second Application.

In accordance with an order entered by the Bankruptcy Court, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) against the FDIC, FRB and certain employee claimants (the “Individual Defendants”) seeking certain declaratory relief regarding the applicability of the golden parachute regulations and the “automatic termination” regulations to the employee related claims (the “Declaratory Judgment Action”).  On November 5, 2013, the Trust filed an amended complaint (the “Amended Complaint”).  Pursuant to an order of the Washington District Court, responses to the Amended Complaint were due on or before January 21, 2014 and several defendants filed motions to dismiss and/or to transfer venue of the proceeding.  The Trust filed its responses to such motions on March 6, 2014.  On July 3, 2014, United States District Court Judge Richard A. Jones, the presiding judge in the Declaratory Judgment Action, issued a decision and order granting certain defendants’ motion to transfer venue from the Washington District Court to the Bankruptcy Court (the “Decision Order”).  Additionally, the Decision Order terminated all other motions pending before the Washington District Court.  On July 30, 2014, the FDIC filed a motion to withdraw the reference of the Declaratory Judgment Action to the Bankruptcy Court and a motion seeking a determination of whether the Declaratory Judgment Action was core or non-core (the “FDIC Determination Motion”).  On August 22, 2014, certain of the employee claimants and the Trust entered into a stipulation with the FDIC and FRB agreeing that the reference of the Declaratory Judgment Action to the Bankruptcy Court should be withdrawn and that, upon such reference withdrawal, the FDIC’s Determination Motion should be deemed withdrawn as moot.  Subsequently, and because the Washington District Court had terminated previously-filed motions without a ruling, the FDIC and the FRB each filed a motion to dismiss the Amended Complaint for, inter alia, failure to state a claim and lack of subject matter jurisdiction.  Additionally, several Individual Defendants also filed and/or joined two (2) separate motions to dismiss the Amended Complaint for, inter alia, failure to state a claim.  The Trust has opposed each of these motions to dismiss.  As of December 5, 2014, all four (4) motions to dismiss had been fully briefed.  By order of the United States District Court for the District of Delaware (the “Delaware District Court”), dated March 19, 2015, the reference to the Bankruptcy Court with respect to the Declaratory Judgment Action was withdrawn, and the action is now pending in the Delaware District Court, with United States District Court Judge Gregory M. Sleet presiding.

As noted above, on October 15, 2014, the FDIC rendered the Final FDIC Determination denying the First Application.  On October 29, 2014, the Trust commenced an action against the FDIC, in its corporate capacity, pursuant to the Administrative Procedure Act and the Declaratory Judgment Act in the United States District Court for the District of Columbia (the “D.C. District Court”), seeking, inter alia, judicial review of the Final FDIC Determination in which the FDIC declined to exercise its discretion and thereby denied the Trust the required regulatory approval to make payments pursuant to the Trust’s settlements with certain employee claimants (the “APA Action”).  The Trust asserted that, while the Trust is subject to the “golden parachute” regulations, the Final FDIC Determination did not sufficiently consider and weigh the First Application pursuant to the so-called “permissibility exception.”  In the APA Action, the Trust submitted that, among other things, due consideration of the relevant factors enumerated in the “permissibility exception” warranted permitting the payments contemplated by the settlement agreements.  On December 22, 2014, the FDIC filed its answer to the complaint in the APA Action.  Pursuant to an agreed upon scheduling order, the D.C. District Court ordered that (a) any motions for summary judgment must be filed on or before March 11, 2015, (b) responses to any such motions must be filed on or before March 25, 2015, and (c) replies in support of any motions for summary judgment must be filed on or before April 1, 2015.  In accordance therewith, both the FDIC and the Trust submitted motions for summary judgment and opposition papers.  Additionally, on April 8, 2015, the Trust and the FDIC filed a joint appendix containing the documents cited by the parties in their respective summary judgment motions  On May 29, 2015, the D.C. District Court granted in part and denied in part each of the Trust’s and the FDIC’s motions for summary judgment.  As set forth in the subsequent Memorandum Opinion issued on June 9, 2015, the D.C. District Court upheld the Final FDIC Determination, but remanded certain issues to the FDIC for clarification.  By letter, dated July 30, 2015, the FDIC clarified its decision regarding, among other things, the absence of supporting certifications in connection with the First Application.  On August 12, 2015, the Trust and the FDIC, agreeing that no further action was required in the APA Action, jointly moved the D.C. District Court for entry of a final order and judgment.  By Final Order and Judgment entered August 19, 2015, the D.C. District Court entered final judgment and closed the APA Action.

As noted above, the Trust filed the Second Application with the FDIC regarding the claims of both settling and non-settling employee claimants.  By letter, dated May 1, 2015, the FDIC denied payment in any amount to any settling or non-settling employee claimants covered by the Second Application.  Thereafter, the Trust filed a second action with the D.C. District Court seeking a review with respect to the Second Application (“APA2”, and together with the APA Action, the “APA Actions”), asserting that the wholesale denial of payments in any amount was arbitrary and capricious.  As of the date hereof, the FDIC has answered the complaint and, based upon an agreed scheduling order, as of October 16, 2015, the Trust and the FDIC have fully briefed and submitted cross-motions for summary judgment.  Given the familiarity of the D.C. District Court with the facts and issues presented in APA2, the Trust and the FDIC anticipate that the D.C. District should be able to issue a ruling on such pending cross-motions in the near future; however, there can be no assurances that the D.C. District Court will so rule within that timeframe.  If the FDIC’s decision is affirmed, the Trust would not be able to pay any amounts on the Employee Claims, whether through settlement or otherwise allowed by the Bankruptcy Court.

Based on the pendency of the APA Action, on November 6, 2014, the FDIC moved to stay the Declaratory Judgment Action pending resolution of the APA Action (the “Stay Motion”).  The Trust and the FRB filed responses in support of the Stay Motion, and several of the Individual Defendants filed oppositions thereto.  On December 4, 2014, the FDIC filed a reply in support of the Stay Motion, and, as of that date, the Stay Motion has been fully briefed.  Over time, certain parties to the Declaratory Judgment Action participated in scheduling teleconference before the Delaware District Court, and, during such scheduling teleconference, the Delaware District Court determined that it would not rule on the pending motions, including the Stay Motion, before the APA Actions are resolved.  Most recently, and in light of the conclusion of the APA Action and the filing of APA2, the Delaware District Court indicated that it would not rule on the pending motions before January 6, 2016 (and it is entirely possible that any such ruling (or rulings) would not be rendered until after that date).  Further, the Delaware District Court requested that the Trust submit a written status report by no later than January 6, 2016, regarding, among other matters, the progress of the APA Actions.  On January 6, 2016, the Trust and the parties to the Declaratory Judgment Action submitted the requested Joint Status Report.  Therein, the Trust, the FDIC and the FRB requested an extension of the informal stay due to the status of APA2 and the pendency of the cross-motions for summary judgment.  The Individual Defendants have requested that the stay be lifted and the Delaware District Court schedule a status conference to discuss how best to proceed.  On January 12, 2016, the Delaware District Court granted the extension of the informal stay and ordered the Trust to submit a written status report by March 14, 2016.

The Trust and counsel to certain employee claimants have agreed to amend existing scheduling orders to provide that all outstanding discovery deadlines would be adjourned by an additional by six (6) months, with the “change in control” hearing to be held in February 2017.  As of the date hereof, the Trust has responded to 23 sets of requests for production of documents and 14 sets of interrogatories, has reviewed over 850,000 documents from approximately 120 custodians, and has produced more than 84,000 documents.

Note 10:  Director and Officer Downstream Litigation Asset

On October 14, 2014, the Trust commenced two actions against certain directors and officers of WMI and WMB, as applicable, (the “D&O Defendants”): (i) one action in the King County Superior Court of the State of Washington (the “Washington D&O Litigation”) and (ii) an adversary proceeding in the Bankruptcy Court (the “D&O Adversary Proceeding” and, collectively, the “D&O Litigations”).  On December 1, 2014, the Trust filed a motion (the “D&O Approval Motion”) seeking Bankruptcy Court approval of a settlement agreement between the Trust, certain of the D&O Defendants, and certain insurers under WMI’s director and officer liability insurance policies for 2007-2008 and 2008-2009 (the “D&O Carriers”) resolving, among other things, the D&O Litigations (the “D&O Settlement Agreement”).   The D&O Settlement Agreement provided for the affirmative recovery by the Trust from the D&O Carriers of approximately $37.0 million and, perhaps as importantly, the release of reserves held on behalf of disputed claims in the aggregate amount of approximately $25.3 million, the release of the obligation to reserve funds in an amount equal to an Allowed Claim of $4.2 million and the release of 1.4 million Reorganized WMI shares from the Disputed Equity Escrow.

On December 15, 2014, four former officers who were not party to the D&O Settlement Agreement (the “Non-Settling Officers”) filed an objection to the D&O Approval Motion.  On May 26, 2015, the Trust entered into a Reserve Settlement Agreement (the “RSA”) with the Non-Settling Officers and the D&O Carriers.  Pursuant to the terms of the RSA, the parties agreed, among other things, that, of the $37.0 million that had been required to be paid to the Trust pursuant to the Settlement Agreement, $3.0 million would be placed into a segregated account (the “Reserve”) to be used to reimburse the Non-Settling Officers for the reasonable fees and expenses incurred by them in the defense of any action or investigation commenced prior to September 26, 2018 by the United States of America against one or more of the Non-Settling Officers asserting claims and causes of action under the Financial Institutional Reform, Recovery and Enforcement Act of 1989.  Unless released sooner in accordance with the terms of the RSA, if no such action or investigation is commenced prior to each of September 25, 2015, September 26, 2016, September 26, 2017 or September 26, 2018, then $500,000 of the Reserve will be released to the Trust within three business days of each such date.

In addition to the creation of the Reserve, the RSA, among other things, (i) permits the Trust to assign its rights to the Reserve to any third party, (ii) provides for mutual releases among the parties thereto, and (iii) provides for other actions to be taken by the parties in furtherance of the settlement, including the agreement of the applicable parties to effect the withdrawal of the Appeal and the dismissal of the Washington D&O Litigation.

As set forth in the Plan, to the extent any electing creditor of the Debtors received common stock of Reorganized WMI pursuant to a Reorganized Common Stock Election (as defined in the Plan), such creditor’s share of the Runoff Notes to which the election was effective (i.e., one dollar ($1.00) of original principal amount of Runoff Notes for each share of common stock of Reorganized WMI) were not issued.  As a result, each creditor making such an election conveyed, and Reorganized WMI retained an economic interest in, the Litigation Proceeds (and such proceeds do not constitute part of the Liquidating Trust Assets) equal to, fifty percent (50%) of the Litigation Proceeds such creditor (solely in its capacity as the holder of the Allowed Claim to which the Reorganized Common Stock Election was effective) otherwise would have received.  However, each creditor’s LTIs would be reduced by the Litigation Proceeds it would have received had it not been retained by Reorganized WMI.  Litigation Proceeds is defined in the Plan, in relevant part, as the recoveries, net of related legal fees and other expenses, of the Trust on account of causes of action against third parties.

In June 2015, the Trust received $37.0 million from the D&O Carriers.  The Trust retained $26.3 million and distributed $7.7 million, after adjustment (See Note 3), to Reorganized WMI on June 23, 2015, as contemplated by the Plan.  Creditors who made elections for Reorganized WMI common stock, as discussed above, had their LTI balance reduced by a pro rata share of the $7.7 million, after adjustment, distributed to Reorganized WMI.

On July 21, 2015 the Trust funded the Reserve with $3.0 million, as anticipated by the RSA.  The Trust received the first distribution of $500,000 from the Reserve on October 1, 2015.  On that date, Reorganized WMI was paid $122,939 and the Trust retained $377,061.  Therefore, as of December 31, 2015, the Trust’s balance sheet reflects $1.9 million, which represents the expected value of the Reserve that will be distributed to the Trust over time, with the remainder to be paid to Reorganized WMI under certain conditions.

WMI Liquidating Trust
December 2015 Quarterly Summary Report -- UNAUDITED
Rollforward of Liquidating Trust Interests (1)

	Beginning -- 10/01/15	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending -- 12/31/15	12/31/15 - 02/01/16 Accretion	Projected 02/01/16 Distribution	Projected Ending Balance

PIERS (Tranche 4)	$51,552,850	$251,559	$-	$-	$-	$-	$51,804,409	$87,786	$-	$51,892,195

Remaining Postpetition Interest Claim (Tranche 4) (2)	13,372,514	65,253	-	-	-	-	13,437,767	22,771	-	13,460,538

Allowed General Unsecured Claims (Tranches 2-4)	741,630	3,619	-	-	-	-	745,249	1,263	-	746,512

LTI balances -- Current LTI holders	65,666,994	320,430	-	-	-	-	65,987,425	111,820	-	66,099,245

LTI balances -- Disputed Claims (GUC)	678,135	3,309	-	-	-	-	681,444	1,155	-	682,598

TOTAL LTI Balances	$66,345,129	$323,740	$-	$-	$-	$-	$66,668,868	$112,975	$-	$66,781,843

NOTES

* Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 02/01/16.

1)
Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests.  Additional LTIs will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.

2)
A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

WMI Liquidating Trust
Next Dollar Analysis - LTI Balance as of December 31, 2015

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $66,668,868	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	20.2%
		General Unsecured Claims	2.1%
		PIERS CUSIPs	77.7%

NOTES:
(1)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
December 2015 Quarterly Summary Report - UNAUDITED
Rollforward of Disputed Claims Reserve

	Disputed Assets (2)	LTI (3)

Beginning Balance - 09/30/2015	76,072,855	678,135

Post-effective Accretion on LTI portion	-	3,309

Net Cash Interest Earned on Disputed Assets	35,257	-

Net interest Earned on DCR Runoff Notes	8,717	-

Cash Distribution to Disputed LTIs	-	-

Less: Allowed Claims (1)	-	-

Less: Disallowed Claims	-	-

Ending Balance - 12/31/2015	76,116,829	681,444

NOTES:
1)	Cash payment for allowed claims includes each claim's pro rata portion of the interest earned by the DCR after the Effective Date.
2)	"Disputed Assets" includes cash and Runoff Notes held for the benefit of disputed claims.
3)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan.